UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     (a) On March 3, 2006, in connection with its previously reported filing for reorganization under chapter 11 of the U.S. Bankruptcy Code, Dana Corporation (Dana), as borrower, and certain of its U.S. subsidiaries, as guarantors, entered into a Senior Secured Superpriority Debtor-in-Possession Credit Agreement (the Credit Agreement) with Citicorp North America, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., as lenders.
     The Credit Agreement provides for a revolving credit facility and a term loan facility in an aggregate amount of up to $1.45 billion. From March 3, 2006, until the date when the United States Bankruptcy Court, Southern District of New York (the Bankruptcy Court), grants final approval for the new Credit Agreement, Dana will be able to borrow up to $800 million under the revolving credit facility, of which $400 million will be available for the issuance of letters of credit. After the final approval from the Bankruptcy Court is received, Dana will be able to borrow up to $750 million under the revolving credit facility, of which $400 million will be available for the issuance of letters of credit, and up to $700 million under the term loan facility. Availability under the revolving credit facility after final approval from the Bankruptcy Court will be subject to a borrowing base that includes advance rates relating to the value of Dana’s inventory and accounts receivable. The proceeds of the Credit Agreement will be used to refinance Dana’s receivables securitization program and pre-petition revolving credit facility and certain other pre-petition obligations, as well as to provide for working capital and general corporate expenses.
     All of the loans and other obligations under the Credit Agreement will be due and payable on the earlier of (i) 18 months after the effective date of the Credit Agreement or (ii) the consummation of a plan of reorganization under the Bankruptcy Code. Prior to maturity, Dana will be required to make mandatory prepayments under the Credit Agreement in the event that loans and letters of credit exceed the available commitments and from the proceeds of certain asset sales and the issuance of additional indebtedness. Such prepayments are required to be applied, first, to the term loan facility, and, second, to the revolving credit facility with a permanent reduction in the amount of the commitments thereunder.
     Interest under the Credit Agreement will accrue, at Dana’s option, either at (i) the London interbank offered rate (LIBOR) plus a per annum margin of 3.25% in the case of the term loan facility and 2.25% in the case of the revolving credit facility or (ii) the prime rate plus a per annum margin of 2.25% in the case of the term loan facility and 1.25% in the case of the revolving credit facility. Dana will pay a fee for issued and undrawn letters of credit in an amount per annum equal to the LIBOR margin applicable to the revolving credit facility. Dana will also pay a commitment fee of 0.375% per annum for unused committed amounts under the revolving credit facility and a commitment fee of 0.50% per annum for the commitments under the term loan facility until the term loan facility is funded.
     The Credit Agreement is guaranteed by substantially all of Dana’s domestic subsidiaries, excluding Dana Credit Corporation. As collateral, Dana and each of its guarantor subsidiaries has granted a security interest in and lien on effectively all of its assets, including a pledge of 66% of the equity interests of each direct foreign subsidiary owned by Dana and each of its domestic subsidiaries.
     Under the Credit Agreement, Dana and each of its subsidiaries (other than certain excluded subsidiaries) will be required to comply with customary affirmative covenants for facilities of this type, including covenants as to corporate existence, compliance with laws, insurance, payment of taxes, access to books and records, use of proceeds, retention of a restructuring advisor and financial advisor, maintenance of cash management systems, use of proceeds, priority of liens in favor of the lenders, maintenance of properties and monthly, quarterly, annual and other reporting obligations. Dana and each of its subsidiaries (other than certain excluded subsidiaries) will also be required to comply with customary negative covenants for facilities of this type, including limitations on liens, additional indebtedness, guaranties, dividends, transactions with affiliates, claims in its bankruptcy proceedings, investments, asset dispositions, nature of business, payment of pre-petition obligations, capital expenditures, mergers and consolidations, amendments to constituent documents, accounting changes, limitations on restrictions affecting subsidiaries, and sale and lease-backs. Additionally, the Credit Agreement requires Dana to maintain, as of the end of each calendar month, a minimum amount of consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs and to maintain at all times minimum availability under the Credit Agreement.
     The Credit Agreement includes customary events of default for facilities of this type, including failure to pay principal or other amounts, breach of representations and warranties, breach of any covenant under the Credit Agreement, cross-default to other indebtedness, judgment default, invalidity of any loan document, failure of liens to be perfected, the occurrence of certain ERISA events, conversion of Dana’s bankruptcy case to a chapter 7 proceeding, relief from stay, failure of the financing order in its bankruptcy case to be in effect, or the occurrence of a change of control. Upon the occurrence and continuance of an event of default, Dana’s lenders may have the right, among other things, to terminate their commitments under the Credit Agreement, accelerate the repayment of all of Dana’s obligations under the Credit Agreement and foreclose on the collateral granted to them.
     (b) On March 6, 2006, Dana entered into an agreement with APServices LLC (APS) pursuant to which APS will provide the services of Kenneth A. Hiltz to act as Dana’s Chief Financial Officer (CFO), reporting to Chairman and Chief Executive Officer (CEO) Michael J. Burns. Dana will compensate APS at the rate of $125,000 per month, plus out-of-pocket expenses, for Mr. Hiltz’ services. The agreement is subject to the approval of the Bankruptcy Court.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     Dana’s filing for reorganization under chapter 11 of the U.S. Bankruptcy Code on March 3, 2006, triggered the immediate acceleration of certain direct financial obligations, including, among others, an aggregate of $1,633,933,211 in principal amount (including accrued interest) of currently outstanding non-secured notes issued under the company’s Indentures dated as of December 15, 1997; August 8, 2001; March 11, 2002; and December 10, 2004. Such amounts are characterized as unsecured debt for purposes of the reorganization proceedings in the Bankruptcy Court, and the related obligations will be classified as current liabilities in Dana’s consolidated balance sheet as of December 31, 2005. In addition, the filing for reorganization created an event of default under various lease agreements between Dana and various lessors. The ability of Dana’s creditors to seek remedies to enforce their rights under the agreements described above is automatically stayed as a result of the filing of Dana’s chapter 11 case, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing.
     On March 3, 2006, The New York Stock Exchange (NYSE) notified Dana that it intended to suspend Dana’s common stock from trading immediately, in view of the company’s bankruptcy filing, and that an application to the Securities and Exchange Commission (the Commission) to delist Dana’s stock is pending. At this time, Dana does not intend to take any action to appeal the NYSE’s decision and, therefore, it is expected that Dana’s stock will be delisted after the NYSE completes its application to the Commission.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Dana announced on March 7, 2006, that Kenneth A. Hiltz has been appointed as Chief Financial Officer (CFO) of the company, effective immediately. Mr. Hiltz, age 53, has served as CFO at Foster Wheeler Ltd., a global provider of engineering services and products; Chief Restructuring Officer and CFO of Hayes Lemmerz International, Inc., a global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural, and other lightweight components; and CFO of Joy Global, Inc. (formerly Harnischfeger Industries, Inc.), a global manufacturer of mining equipment. Mr. Hiltz is a Managing Director of AlixPartners LLC, a financial advisory firm specializing in performance improvement and corporate turnarounds, which is an affiliate of APS. The agreement under which he is serving as Dana’s CFO is discussed above in Item 1.01(b).
Item 8.01. Other Events.
     Dana announced on March 6, 2006, that Ted Stenger has been named Chief Restructuring Officer for the company, reporting to Dana Chairman and CEO Michael J. Burns. Mr. Stenger’s responsibilities include communicating with Dana’s creditors during the company’s reorganization process under chapter 11 of the Bankruptcy Code and working with management to develop a reorganization plan to emerge from chapter 11. Mr. Stenger is a Managing Director of AlixPartners, LLC.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: March 9, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker
Vice President, General Counsel and Secretary

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